UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2005

KELLY SERVICES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-1088	38-1510762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

999 WEST BIG BEAVER ROAD, TROY, MICHIGAN	48084
(Address of principal executive offices)	(Zip Code)

(248) 362-4444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information included pursuant to Item 2.03 is incorporated under this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement

On November 30, 2005, as a result of the entry by Kelly Services, Inc. (“the Company”) into the New Revolving Credit Agreement described in Item 2.03 hereof, the Company concurrently terminated its $125 million three-year unsecured multi-currency revolving credit facility with Bank One, N.A. (Bank One, N.A. and JPMorgan Chase Bank, N.A. effected a merger as of November 13, 2004) (the “Prior Credit Facility”). The Prior Credit Facility would have terminated on June 24, 2006. The material terms and conditions of the Prior Credit Facility were substantially similar to the material terms and conditions of the New Revolving Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On November 30, 2005, the Company entered into a new $150 million revolving credit agreement with a syndicate of lenders, including JPMorgan Chase Bank, N.A. as agent for the lenders, that terminates November 30, 2010 (the “New Revolving Credit Agreement”). The New Revolving Credit Agreement replaces the Prior Credit Facility described in Item 1.02. Amounts borrowed under the Prior Credit Facility have been transferred to the New Revolving Credit Agreement. The New Revolving Credit Agreement allows for borrowings in various currencies.

The interest rate applicable to borrowings under the New Revolving Credit Agreement is 40 basis points over LIBOR and may include additional costs if the funds are drawn from certain countries. The facility fee on the New Revolving Credit Agreement is 10 basis points.

Item 9.01. Exhibits

(c) Exhibits

10.1 Five-Year Credit Agreement Dated as of November 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KELLY SERVICES, INC.
Date: December 5, 2005
/s/ William K. Gerber

William K. Gerber

Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Five-Year Credit Agreement Dated as of November 30, 2005